                                                                                            Exhibit 99.1

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS FIRST QUARTER 2006 EARNINGS

NEW YORK, May 22, 2006 -- Franklin Credit Management Corporation (Nasdaq: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the first quarter of 2006.

For the three months ended March 31, 2006, total revenues increased 43% to $38.7 million, compared with $27.1 million in the first quarter of 2005. Net income declined to $1.8 million in the most recent quarter, compared with net income of $2.8 million in the three months ended March 31, 2005. Earnings per diluted share of $0.22 in the three months ended March 31, 2006 compared with $0.42 in the year-earlier quarter. The decrease in earnings per diluted share during the first quarter of 2006 was partially the result of a 20% increase in the number of shares outstanding as a result of the issuance of 1.3 million shares of common stock in an offering completed during the third quarter of 2005. The weighted average number of diluted shares outstanding totaled approximately 8.0 million in the quarter ended March 31, 2006, versus 6.7 million shares in the quarter ended March 31, 2005.

Total assets increased 6.4% during the first quarter, to $1.41 billion at March 31, 2006, when compared with total assets of $1.33 billion as of December 31, 2005. Total assets increased 43% during the past twelve months, when compared with total assets of $992 million at March 31, 2005. Stockholders' equity totaled $49.6 million, or $6.57 per share, and the stockholders’ equity-to-assets ratio was 3.51% as of March 31, 2006, compared with 3.58% at December 31, 2005.

“Although our first quarter earnings declined from the prior-year period principally due to the impact of rising short-term interest rates, we continue to position the Company for a resumption in earnings growth once interest rates stabilize,” stated Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation. “The 43% increase in first quarter revenues was driven by substantially higher volumes of loan purchases and non-prime residential mortgage loan originations during the latter part of 2005, and I am pleased to report that our acquisitions and originations continued to be strong during the first quarter of 2006.”

Higher short-term interest rates - which have increased over 200 basis points since the end of March 2005 -- were a key factor in the net income decline during the first quarter of 2006, when compared with the corresponding quarter in the previous year. While interest income increased 46% in the 2006 first quarter when compared with the prior-

year period, this improvement was more than offset by an 86% increase in interest expense. As of March 31, 2006, the Company’s weighted average cost of borrowings had increased to 7.49%, from 7.26% at year end 2005 and 6.04% at March 31, 2005. An increased provision for loan losses, along with higher collection, general and administrative expenses (reflecting the Company’s significant growth in assets) also contributed to the decline in net income from the prior-year quarter. The Company’s collection, general and administrative expenses as a percentage of average assets, however, improved to 2.32% during the first quarter of 2006, compared with 2.64% for the same quarter in 2005.

For the three months ended March 31, 2006, net income increased to $1.8 million when compared with net income of $1.5 million in the fourth quarter of 2005. Increased interest income from loan acquisitions and non-prime mortgage originations, coupled with term debt added during the past six months at a lower interest rate margin (which went into effect on all new term borrowings after June 30, 2005) more than offset the impact of continued increasing short-term interest rates on the Company’s interest-sensitive borrowings. The Company acquired and originated $209 million of loans in the first quarter of 2006 and approximately $318 million of loans in the last quarter of 2005, most of which were acquired and originated in the latter part of the 2005 final quarter. As a result, the Company’s net interest income increased in the first quarter of 2006, when compared with net interest income in the final quarter of 2005. Accretion of purchase discount on loans acquired decreased to $2.0 million in the most recent quarter, compared with $2.9 million in the quarter ended December 31, 2005, principally due to higher average prices paid for loans acquired during most of 2005 and, therefore, less accretable purchase discount available on these loan pools, coupled with a rapid pay down of pre-2005 loan pools purchased at deeper discounts. An increase in the provision for loan losses and higher collection, general and administrative expenses were largely offset by the increase in net interest income and an increase in other revenues, generally reflecting the Company’s significant growth in assets over the past twelve months.

“While our year-over-year quarterly earnings comparisons continue to be impacted by a challenging interest rate environment, we believe Franklin Credit is well-positioned to take advantage of the inefficiencies that will confront traditional real estate lenders in a deteriorating housing and mortgage environment,” noted Tom Axon, Chairman and President of the Company. “We continue to believe that opportunities to both acquire nonperforming mortgage assets and originate sub-prime mortgage loans to the most difficult borrowers will expand as the economy and residential real estate market continue to soften in coming quarters.”

The Company’s 2006 Annual Meeting of Stockholders will be held at its corporate office located at 101 Hudson Street, Jersey City, New Jersey (25th floor) on Wednesday, May 24, 2006 at 10:00A.M., Eastern Daylight Time.

Shareholders and other interested parties may participate in Franklin's earnings conference call tomorrow, Tuesday, May 23, 2006 at 2:00 pm EDT by dialing 888-802-7346 (international/local participants dial 973-582-2785), and referencing the conference ID 7427657 a few minutes before 2:00 pm EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=34107 . A replay of the call will be available through June 1, 2006 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 7427657. The call will also be archived on the Internet through July 15, 2006 at http://www.videonewswire.com/event.asp?id=34107 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ National Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend additional credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; and (viii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For Immediate Release

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2006 AND DECEMBER 31, 2005

	March 31, 2006 (Unaudited)	December 31, 2005
ASSETS
Cash and cash equivalents	$3,612,357	$3,886,506
Restricted cash	28,614,395	17,008,649
Short-term investments	18,028,916	16,954,019
Notes Receivable:
Principal	948,233,500	934,657,413
Purchase discount	(16,588,514)	(17,809,940)
Allowance for loan losses	(62,037,149)	(67,276,155)
Net notes receivable	869,607,837	849,571,318

Originated loans held for sale	10,021,156	12,844,882
Originated loans held for investment, net	428,229,097	372,315,935
Accrued interest receivable	13,458,894	13,341,964
Other real estate owned	20,122,886	19,936,274
Deferred financing costs, net	10,388,997	10,008,473
Other receivables	6,271,921	7,309,505
Building, furniture and equipment, net	3,867,629	4,029,481
Other assets	1,323,268	1,033,583
Total assets	$1,413,547,353	$1,328,240,589

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $3,188,889 at March 31, 2006 and $3,002,767 at December 31, 2005	$1,294,853,557	$1,203,880,994
Financing agreements	48,259,189	57,284,085
Accounts payable and accrued expenses	13,617,595	12,971,954
Success fee liability	6,194,615	5,721,918
Deferred income tax liability	1,065,223	787,470
Total liabilities	1,363,990,179	1,280,646,421

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued - none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 7,544,295 at March 31, 2006 and 7,539,295 at December 31, 2005	21,171,219	21,292,252
Retained earnings	28,385,955	26,599,207
Unearned compensation	-	(297,291)
Total stockholders’ equity	49,557,174	47,594,168

Total liabilities and stockholders’ equity	$1,413,547,353	$1,328,240,589

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
QUARTERS ENDED MARCH 31, 2006, DECEMBER 31, 2005 AND MARCH 31, 2005

	March 31, 2006	December 31, 2005	March 31, 2005
Revenues:
Interest income	$33,442,311	$27,627,833	$22,877,198
Purchase discount earned	1,978,963	2,948,606	2,251,481
Gain on sale of notes receivable	69,049	-	-
Gain on sale of originated loans held for sale	165,872	140,427	327,927
Gain on sale of other real estate owned	801,542	566,660	255,981
Prepayment penalties and other income	2,205,205	1,994,340	1,389,412
Total revenues	38,662,942	33,277,866	27,101,999

Operating Expenses:
Interest expense	24,491,567	20,552,831	13,180,270
Collection, general and administrative	7,940,880	7,237,316	6,678,751
Provision for loan losses	1,869,130	1,414,039	1,198,218
Amortization of deferred financing costs	908,015	1,166,408	692,987
Depreciation	311,705	297,299	205,474
Total expenses	35,528,297	30,667,893	21,955,700

Income before provision for income taxes	3,134,645	2,609,973	5,146,299
Provision for income taxes	1,347,897	1,141,583	2,371,170
Net income	$1,786,748	$1,468,390	$2,775,129

Net income per common share:
Basic	$0.24	$0.20	$0.46
Diluted	$0.22	$0.18	$0.42